Exhibit 21.01

Subsidiaries of Diamond Foods, Inc.

Subsidiary	Jurisdiction of Formation
DFKA Acquisition Ltd	United Kingdom
DFKA Holdings Ltd	United Kingdom
DFKA Intermediate Ltd	United Kingdom
DFKA Investment Ltd	United Kingdom
DFKA Ltd	United Kingdom
DFKA UK Holdings Ltd	United Kingdom
Diamond of Europe GmbH	Germany
Kettle Foods Holdings, Inc.	Delaware
Kettle Foods Ltd (UK operating company)	United Kingdom
Kettle Foods, Inc. (US operating company)	Oregon
Lion / Stove Luxembourg Investment 2 Sarl	Luxembourg
Wimbledon Acquisition LLC	Delaware
Diamond Foods Brazil Holding LLC	Delaware